Exhibit 99.1

GrowGeneration Signs Asset Purchase Agreement to Acquire Nation’s Third-Largest Chain of Hydroponic Garden Centers

The GrowBiz To Join GrowGen’s Portfolio, Expands Company’s Footprint in California and Oregon

Denver, CO, November 2, 2020 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced the signing of an asset purchase agreement to acquire The GrowBiz, the nation’s third-largest chain of hydroponic garden centers, with five stores across California and Oregon. The transaction is expected to close before fiscal year-end 2020. Founded in 2010 by Ross and Ryan Haley, The GrowBiz comes with a team of experienced executives and more than 60 full and part-time employees. Prior to founding The GrowBiz, Ross Haley served as CEO of Hawthorne Gardening Company, a division of Scotts Miracle-Gro, and General Hydroponics, two recognized leaders in the hydroponics industry. Upon close, Ross Haley will become a senior strategic advisor to the Company.

The addition of The GrowBiz is expected to generate annual revenues approaching $50M. The acquisition will bring the total number of GrowGen hydroponic garden centers in California to ten and Oregon to two. The new GrowGen locations include Rocklin, Cotati, Santa Cruz and San Luis Obispo, California, and Portland, Oregon.

“We are excited to add The GrowBiz to our portfolio before year end, with its impressive leadership and commercial teams,” said Darren Lampert, GrowGen’s CEO. “We look forward to building on their combined experience and expanding our commercial footprint. The GrowBiz acquisition represents our continued investment in purchasing the ‘best of breed’ hydroponic operations in the U.S. and strengthening our management team with seasoned veterans from our industry.”

Added Ross Haley, The GrowBiz’s CEO, “Hydroponics have been a staple in cannabis cultivation and as states across the country continue to legalize, hydroponics stores are an incredible resource for consumers to learn about different cultivation methods. I’ve seen first-hand over the years how our stores have helped people diversify their gardens, so they are able to cultivate and produce cannabis – it’s empowering.  GrowGeneration’s continued expansion is a testament that the stigma of cannabis prohibition is diminishing, and cannabis is indeed a legitimate business. I look forward to moving to an advisory position with GrowGeneration as I continue to build out Lbs. Distribution – a licensed cannabis distribution company in California.”

California and Oregon Market and Projections:

●	California accounts for 20% of the nation’s legal cannabis sales
●	By 2022, California’s cannabis market is projected to hit $5B
●	Oregon could achieve $1B in recreational and medical cannabis sales in 2020

For more information about GrowGeneration, or to locate its stores, please visit www.growgeneration.com. For more information regarding The GrowBiz transaction, please refer to the 8K.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 31 stores, which include 5 locations in Colorado, 6 locations in California, 2 locations in Nevada, 1 location in Arizona, 1 location in Washington, 6 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 1 locations in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com

Connect:

●	Website: www.GrowGeneration.com
●	Instagram: growgen
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenCorp

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

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